Exhibit 15.4

Lite Array Holdings Limited

and Subsidiaries

(A Development Stage Enterprise)

Consolidated Financial Statements

December 31, 2005 and 2006

Together With Report Of Independent Registered

Public Accounting Firm

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Index to Consolidated Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Changes in Shareholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Lite Array Holdings Limited

We have audited the accompanying consolidated balance sheets of Lite Array Holdings Limited (A Development Stage Enterprise) and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the period from December 20, 2004 (date of inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from December 20, 2004 (date of inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lite Array Holdings Limited and subsidiaries as of December 31, 2005 and 2006 and the consolidated results of their operations and their cash flows for the period from December 20, 2004 (date of inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from December 20, 2004 (date of inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants
Hong Kong

August 20, 2007

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Consolidated Balance Sheets

December 31, 2005 and 2006

	Note(s)	2005 HK$	2006 HK$

ASSETS
Current assets:
Cash and cash equivalents	4	31,124,915	317,515
Prepaid expenses		41,213	12,685
Amounts due from related parties	5	—	537,026

Total current assets		31,166,128	867,226

Plant and equipment, net	6	—	11,738,580

Total assets		31,166,128	12,605,806

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accruals and other payables		—	367,197
Amounts due to related parties	5	114,523	4,245,664

Total liabilities		114,523	4,612,861

Shareholders’ equity:
Common stock	7	31,016,480	62,216,480
Additional paid-in capital		—	(49,778,687}
Retained earnings/(deficit) accumulated during the development stage		35,125	(4,836,988)
Accumulated other comprehensive income		—	392,140

Total shareholders’ equity		31,051,605	7,992,945

Total liabilities and shareholders’ equity		31,166,128	12,605,806

The accompanying notes are an integral part of these consolidated financial statements.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Consolidated Statements of Operations

Period from December 20, 2004 (date of inception) to December 31, 2005,

Year Ended December 31, 2006 and Period from December 20, 2004 (date of inception) to December 31, 2006

	Note(s)	For the period from December 20, 2004 (date of inception) to December 31, 2005 HK$	Year ended December 31, 2006 HK$	For the period from December 20, 2004 (date of inception) to December 31, 2006 HK$

Distribution expenses		—	(5,186)	(5,186)
Administrative expenses		(60,400)	(4,464,131)	(4,524,531)
Other operating expenses		—	(379,590)	(379,590)

Total operating expenses		(60,400)	(4,848,907)	(4,909,307)

Interest income		95,525	67,782	163,307

lncome/(loss) before income tax		35,125	(4,781,125)	(4,746,000)

Income tax	8	—	—	—

Net income/(loss) for the period/year		35,125	(4,781,125)	(4,746,000)

The accompanying notes are an integral part of these consolidated financial statements.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Consolidated Statements of Changes in Shareholders’ Equity

Period from December 20, 2004 (date of inception) to December 31, 2006

	Common stock		Additional	Retained earnings/ (deficit) accumulated during the	Accumulated other
	No. of		paid-in	development	comprehensive
	Shares	Amount	capital	stage	income	Total
		HK$	HK$	HK$	HK$	HK$

Issuance of founder common stock of US$1 per share	1	8	—	—	—	8
Issuance of common stock for cash in November 2005	3,999,999	31,016,472	—	—	—	31,016,472
Net income for the period	—	—	—	35,125	—	35,125
Balances at December 31, 2005	4,000,000	31,016,480	—	35,125	—	31,051,605

Issuance of common stock for plant and equipment in March 2006	4,000,000	31,200,000	—	—	—	31,200,000
Deemed distribution for transfer of assets (see note 6)	—	—	(49,778,687)	—	—	(49,778,687)
Currency translation differences	—	—	—	—	392,140	392,140
Net loss for the year	—	—	—	(4,781,125)	—	(4,781,125)
Interim dividend declared up to March 31, 2006	—	—	—	(90,988)	—	(90,988)
Balances at December 31, 2006	8,000,000	62,216,480	(49,778,687)	(4,836,988)	392,140	7,992,945

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

Period from December 20, 2004 (date of inception) to December 31, 2005 and

Year Ended December 31, 2006 and Period from December 20, 2004 (date of inception) to December 31, 2006

	Notes	For the period from December 20, 2004 (date of inception) to December 31, 2005 HK$	Year ended December 31, 2006 HK$	For the period from December 20, 2004 (date of inception) to December 31, 2006 HK$

Cash flows from operating activities:
Net income/(loss) for the period/year		35,125	(4,781,125)	(4,746,000)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation		—	1,213,291	1,213,291

Changes in operating assets and liabilities:
Prepaid expenses		(41,213)	29,692	(11,521)
Amounts due from related parties		—	(31,634,233)	(31,634,233)
Accruals and other payable		—	367,197	367,197
Amounts due to related parties		114.523	4.038.986	4.153.509

Net cash provided by/(used in) operating activities		108.435	(30,766,192)	(30,657,757)

Cash flows from investing activities:
Purchase of plant and equipment		—	(41,208)	(41,208)

Net cash used in investing activities		—	(41,208)	(41,208)

Cash flows from financing activities:
Proceeds from issuance of common stock		31,016,480	—	31,016,480

Net cash provided by financing activities		31,016,480	—	31,016,480

Net increase/(decrease) in cash and cash equivalents		31,124,915	(30,807,400)	317,515
Cash and cash equivalents at beginning of period/year		—	31,124,915	—

Cash and cash equivalents at end of fiscal period/year		31,124,915	317,515	317,515

Supplemental information
Income taxes paid		—	—	—
Interest paid		—	—	—

Major non-cash transaction	12

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

1.	The Company and Basis of Presentation

The Company

Lite Array Holdings Limited (the “Company”) was incorporated in the British Virgin Islands on December 20, 2004. The Company and its subsidiaries (collectively, the “Group”) are engaged in research and development of organic light emitting diode (“OLED”) production equipment, principally in the People’s Republic of China (“PRC”). The Company is a jointly controlled entity of Anwell Technologies Limited (“ATL”) and Global-Tech Appliances Inc. (“Global-Tech”).

Basis of Presentation

Since its inception, the Group has not derived any significant revenues from its planned principal operations and its activities have consisted primarily of developing OLED production equipment. The Group has devoted substantially all its efforts to business planning, research and development, recruiting management and technical staff, acquiring assets and raising capital. Accordingly, the Group is considered to be in the development stage.

All amounts are expressed in Hong Kong Dollars, unless indicated otherwise. Amounts in Hong Kong Dollars have been rounded to the nearest dollar.

Nature of Operations

The Group is engaged in the research and development of OLED production equipment.

Details of subsidiaries of the Company at December 31, 2006 are as follows:

Name of subsidiary	Jurisdiction of incorporation	Percentage of ownership held directly by the Company	Principal activity

Dongguan Litewell (OLED) Technology Limited (“Dongguan Litewell”)	PRC	100	Research and development OLED production equipment

Litewell Technology (HK) Limited	Hong Kong	100	Provision of management services to the Company

2.	Going Concern

The financial statements have been prepared on a going concern basis which contemplates the realisation of assets and settlement of liabilities in the ordinary course of business. Since inception, the Group has incurred cumulative net losses of HK$4,836,988 and, as of December 31, 2006, the Group’s current liabilities exceeded its current assets by HK$3,745,635. Management expects losses may continue for the foreseeable future and anticipates that losses may increase from current levels because of additional costs and expenses related to the continued development of the Group’s products. The Group’s continuance in business as a going concern is dependent upon maintaining the necessary continuing financial support from a shareholder of the Company and/or the Group achieving future profitable operations in order to generate sufficient cash flow to meet its liabilities and obligations as and when they fall due. The shareholder has agreed to provide continuing financial support to the Group, to the extent necessary, for at least one year from the date that the financial statements are approved by the management of the Company.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

3	Summary of Significant Accounting Policies

(a)	Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. The Company has adopted FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns.

(b)	Subsidiaries

Subsidiaries are all entities over which the Company has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity.

(c)	Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Actual results could differ from those estimates.

(d)	Risks and Uncertainties

The Group is subject to all of the risks inherent in a development stage company developing a new product. These risks include, but are not limited to, limited management resources, intense competition, dependence upon customer acceptance of the product in development and the changing nature of the OLED production equipment industry. The Group’s operating results may be materially affected by the foregoing factors. The Group is also exposed to a certain amount of foreign exchange risk in relation to fluctuations between HK$ and Renminbi arising from its operations in the PRC. In order to limit this foreign currency risk exposure, the Group maintains adequate Renminbi cash balances for daily operations.

(e)	Cash Equivalents

The Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 2005 and 2006, the Group did not have any cash equivalents.

(f)	Plant and Equipment

Plant and equipment are stated at cost. Depreciation is computed using the straight-line basis over the following estimated useful lives:

Machinery and equipment	10 years
Office equipment	5 years

Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

3	Summary of Significant Accounting Policies (Continued)

(g)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”, the Group evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized. No assets were determined to be impaired as of December 31, 2005 and 2006.

(h)	Income Taxes

The Group accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary difference between the tax basis of the Group’s assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

(i)	Fair Value of Financial Instruments

Carrying amounts of certain of Group’s financial instruments including cash and cash equivalents and accruals and other payables, approximate fair value due to their relatively short maturities.

(j)	Comprehensive Income/Loss

Statement of Financial Accounting Standards (“SFAS”) No. 130, Reporting Comprehensive Income, requires companies to classify items of other comprehensive income/loss by their nature in the financial statements and display the accumulated balance of other comprehensive income/loss separately from retained earnings and additional paid-in capital in the equity section of a balance sheet.

Accumulated other comprehensive income represents the change in the foreign currency translation adjustments during the period/year.

(k)	Operating Leases

Leases of property, plant and equipment where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are taken to the statement of operations on a straight-line basis over the period of the lease.

Where an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognised as an expense in the financial year in which termination takes place.

(I)	Employee Benefits

The Group participates in a defined contribution Mandatory Provident Fund retirement benefits scheme (the “MPF Scheme”) for its subsidiary in Hong Kong under Hong Kong Mandatory Provident Fund Schemes Ordinance, for those employees who are eligible to participate in the MPF Scheme. Contributions are made based on a percentage of the employee’s basic salaries and are charged to the statement of operations as they become payable in accordance with the rules of the MPF Scheme. The Group’s contributions to the MPF Scheme are recognized as employee compensation expense when they are due.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

3	Summary of Significant Accounting Policies (Continued)

(I)	Employee Benefits (continued)

Pursuant to the relevant regulations of the PRC government, the subsidiary in the PRC has participated in a local municipal government retirement benefits scheme (the “Scheme”), whereby the subsidiary in the PRC is required to contribute a certain percentage of the basic salaries of its employees to the Scheme to fund their retirement benefits. The local municipal government undertakes to assume the retirement benefits obligation of all existing to the Scheme is to pay the ongoing required contributions under the Scheme. Contributions under the Scheme are charged to the statement of operation as incurred. There are no provisions under the Scheme whereby forfeited contributions may be used to reduce future contributions.

(m)	Foreign Currency Translation

The functional currency of the Company’s subsidiary in the PRC is the Renminbi (“RMB”). The functional currency of the Company and its subsidiary in Hong Kong is the Hong Kong dollar (“HK$”). Transactions demoninated in other currencies are recorded in RMB/HK$ at the rate of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into RMB/HK$ at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the statement of operations and included in administrative expenses for the periods presented.

The Group has chosen the HK$ as its reporting currency. Accordingly assets and liabilities are translated using the exchange rate in effect at each year end and average exchange rates are used for the statement of operations. Adjustments resulting from translation of these financial statements are reflected as accumulated other comprehensive income in shareholders’ equity.

(n)	Revenue Recognition

Interest income is recognized on a time-proportion basis using the effective interest method.

(o)	Research and Development Costs

Research and development costs are charged to expense as incurred.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

4	Cash and Cash Equivalents

This amount is represented by cash at bank and on hand.

5	Balances and Transactions with Related Parties

The balances are unsecured, interest-free and repayable on demand. The transactions which gave rise to the balances with related parties were transfer of funds from related parties to the Group for its operations and expenses payments on behalf of the Group by the related parties. The related parties are subsidiaries of the shareholders of the Company.

In addition to the transactions and balances detailed elsewhere in the financial statements for the period and year ended December 31, 2005 and 2006, the Group incurred annual real estate rental expenses and management fees aggregating approximately HK$nil and HK$1,030,620, respectively, payable to related companies in which one of the directors of the Company is also a director of the related companies.

On March 23, 2006, the Company assigned an amount due from a related party of HK$31,097,208 to Consortium Investment (BVI) Limited (“Consortium”) as part of the consideration for the OLED equipment transferred from Consortium (see also note 6 below).

6	Plant and Equipment, Net

	Machinery and equipment HK$	Office equipment HK$	Total HK$
As at December 31, 2006
Cost	16,144,036	36,691	16,180,727
Less: Accumulated depreciation	(4,439,489)	(2,658)	(4,442,147)

Net book amount	11,704,547	34,033	11,738,580

On March 23, 2006, Consortium, a 30% shareholder of the Company, transferred certain OLED equipment to the Group with a carrying value of HK$12,518,521, which represented its original cost of HK$15,649,305 and accumulated depreciation of HK$3,130,784. The value of the OLED equipment was determined to be HK$62,297,208 (US$8,000,000), based on a valuation report prepared by a professional appraiser. The Company issued common stock of HK$31,200,000 and assigned an amount of HK$31,097,208 due from Global-Tech to Consortium for the OLED equipment. The difference of HK$49,778,687 between the professionally determined value of HK$62,297,208 and the carrying value of the OLED equipment of HK$12,518,521 was recorded as a deemed distribution to Consortium.

The amount of depreciation charged for the period and year ended December 31, 2005 and 2006 was HK$nil and HK$1,213,291, respectively.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

7	Common Stock

	Authorised common shares of US$1 each
	No. of shares	HK$

As at December 20, 2004 (date of inception)	50,000	390,000
Increase in authorised common shares in November 2005	3,950,000	30,810,000

As at December 31, 2005	4,000,000	31,200,000
Increase in authorised common shares in March 2006	4,000,000	31,200,000

As at December 31, 2006	8,000,000	62,400,000

	Issued and fully paid common shares of US$1 each
	No. of shares	HK$

As at December 20, 2004 (date of inception)	1	8
Issuance of common shares in November 2005	3,999,999	31,016,472

As at December 31, 2005	4,000,000	31,016,480
Issuance of common shares in March 2006	4,000,000	31,200,000

As at December 31, 2006	8,000,000	62,216,480

Upon incorporation of the Company on December 20, 2004, the Company issued 1 common share of US$1 per share to Global-Tech for cash. Each share of common share is entitled to one vote. The holders of common shares are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of share outstanding.

On November 18, 2005, the Company issued an additional 3,999,999 common shares of US$1 per share to Global-Tech for cash. The total number of common shares issued was 4,000,000.

On March 1, 2006, Global-Tech transferred its 4,000,000 common shares to its wholly owned subsidiary, Consortium.

On March 23, 2006, the Company issued an additional 4,000,000 common shares of US$1 per share to Consortium, as part of the consideration for the transfer of OLED equipment from Consortium to the Group (see note 6). The total number of common shares held by Consortium was 8,000,000.

On March 31, 2006, the Company declared a dividend of HK$90,988 which was distributed to the shareholder of the Company, Consortium.

On April 3, 2006, ATL acquired 5,600,000 common shares of US$1 per share from Consortium and hence ATL then holds a 70% interest in the Company.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

8	Income Taxes

Lite Array Holdings Limited and its subsidiaries are subject to income taxes on an entity basis on the income arising in or derived from the tax jurisdiction in which they are domiciled or deemed to operate.

The Hong Kong income tax rate is 17.5% (2005: 17.5%). The subsidiary, Dongguan Litewell, established in the PRC, enjoys tax concessions made available to Foreign Investment Enterprises and Foreign Enterprises. Pursuant to the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises, the subsidiary in PRC is exempted from taxation for the first two profitable years and a 50% relief from the PRC national tax of 24% for special economic zones for the next three profitable years thereafter. It is exempted from local income tax rate of 3%. As of December 31, 2006, the tax holiday period had not commenced, as Dongguan Litewell has not recognised its first year of assessable profit.

No provision for taxation has been made for the period and year ended December 31, 2005 and 2006 as the Company and its subsidiaries did not generate any taxable profits during this periods/year.

As of December 31, 2005 and 2006, the Group did not have any deferred tax assets and liabilities. The losses incurred during the year ended December 31, 2006 do not generate operating losses carryforwards which can offset future taxable income.

9	Commitments

Operating lease commitments

The Group has entered into various operating lease agreements for real estate that extend through 2009. The Group recorded rental expenses for the period and year ended December 31, 2005 and 2006 of HK$nil and HK$295,854 respectively. Future minimum rental payments as of December 31, 2006 were as follows:

2006 HK$
Payable:

Within one year	388,880
Over one year but not exceeding two years	388,880
Over two years but not exceeding three years	97,200

874,960

As of December 31, 2005 and 2006, the Group did not have any contingent liabilities.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

10	Employee Benefits

The Group participates in a Mandatory Provident Fund (“MPF”) scheme for all its qualified employees in Hong Kong. The MPF is defined contribution schemes and are administered by independent trustees.

Under the MPF scheme, both the Group and the employee contributes the lower of 5% of the employee’s basic salary and HK$1,000, subject to a cap of a monthly basic salary of HK$20,000. Employees are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65.

The costs of these schemes recognized during the period and year ended December 31, 2005 and 2006 were HK$nil and HK$17,000, respectively.

According to the relevant laws and regulations in China, the Group is required to contribute 10% of the stipulated salary set by the local government of Dongguan, PRC, to the retirement schemes to fund the benefits of their employees. No forfeited contributions may be used by the employer to reduce the existing level of contributions. Additionally, the Group provides housing, medical care and subsidized meals to all factory employees. The aggregate amounts incurred by the Group for wages and benefits were HK$nil and HK$1,814,045 during the period and year ended December 31, 2005 and 2006, respectively.

11	Research and Development Costs

The Group expenses all research and development costs when incurred. Included in administrative expenses in the consolidated statement of operations were design and development costs of HK$nil and HK$387,308 for the period and year ended December 31, 2005 and 2006, respectively.

12	Major Non-cash Transaction

On March 23, 2006, the Company issued an additional 4,000,000 common shares of US$1 per share and assigned an amount of HK$31,097,208 due from Global-Tech to Consortium as the consideration for the transfer of OLED equipment from Consortium to the Group (see note 6).

13	Concentrations and Credit Risk

Financial instruments that potentially subject the Group to a concentration of credit risk consist of cash and amounts due from related parties. The Group does not require collateral to support financial instruments that are subject to credit risk.

At December 31, 2005 and 2006, the Group had credit risk exposure of uninsured cash in banks of approximately HK$31,124,915 and HK$317,515, respectively. The Group’s cash and cash equivalents are placed with banking institutions with high credit ratings. The Group performs periodic credit standing evaluation of those banking institutions to limit the Groups’s exposure to any creadit risks.

Lite Array Holdings Limited and Subsidiaries

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

December 31, 2005 and 2006

14	Recently Issued Accounting Standards

The following are accounting standards recently issued in the United States which may be relevant to the Group:

FASB Interpretation No. 48 (“FIN 48”)

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statements No. 109”, which clarifies the accounting for uncertainty in tax positions. This interpretation requires that the Company recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. FIN 48 will be effective for the accounting period from January 1, 2007. Management does not expect the adoption of this interpretation to have a material effect on the Group’s consolidated financial statements.

Statement of Financial Accounting Standards No. 157 (“FAS 157”)

In September 2006, the FASB issued FAS 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change the current practice. This Statement is effective for the accounting period from January 1, 2008. Management is in the process of evaluating the impact that the standard will have on its consolidated financial statements.

Staff Accounting Bulletin No. 108 (“SAB No. 108”)

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides interpretative guidance on the process of quantifying financial statement misstatements and is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 will not have a material impact on the Group’s consolidated financial statements.

Statement of Financial Accounting Standards No. 159 (“FAS 159”)

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” FAS No. 159 includes an amendment of FAS No. 115 and is intended, as part of the FASB’s ongoing measurement goals, to encourage the application of fair value measurement, allowing the measurement of many financial instruments at fair value. FAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact of this new standard but believes that it will not have a material impact on the Group’s financial position, results of operations or cash flows.